Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Stacey Wempen, Financial Media, (612) 761-6785
Target Media Hotline, (612) 696-3400

Target Corporation Announces Pricing of Pending Maximum Tender Offers

MINNEAPOLIS (March 28, 2013) — Target Corporation (“Target”) (NYSE:TGT) announced today the consideration payable in connection with its previously announced tender offers (the “Maximum Tender Offers”), which commenced on March 13, 2013 to purchase up to $1,114,268,003 (the “Maximum Payment Amount”) of the outstanding debt securities (the “Notes” and each a “series” of Notes) listed in the table below.  The Maximum Tender Offers will expire at 11:59 p.m., New York City time, on April 10, 2013 unless extended (such date and time, as the same may be extended, the “Maximum Tender Expiration Date”).  The Maximum Tender Offers are being made solely pursuant to the offer to purchase and related letter of transmittal, each dated March 13, 2013 (as they may be amended or supplemented, the “Tender Offer Documents”).

The table below sets forth the Total Consideration for each series of Notes.

Up to the Maximum Payment Amount of the Outstanding Notes Listed Below

Title of Security	CUSIP Number	Principal Amount Outstanding	Acceptance Priority Level	U.S. Treasury Reference Security	Reference Yield	Fixed Spread (Basis Points)	Total Consideration (1)

7.000% Notes due 2038	87612EAU0	$2,250,000,000	1	2.750% due November 15, 2042	3.119%	+90 bps	$1,464.73

6.35% Debentures due 2032	87612EAK2	$550,000,000	2	2.750% due November 15, 2042	3.119%	+80 bps	$1,329.88

6.500% Notes due 2037	87612EAR7	$1,250,000,000	3	2.750% due November 15, 2042	3.119%	+95 bps	$1,374.85

9 7/8% Debentures due 2020	239753BC9	$38,650,000	4	2.000% due February 15, 2023	1.850%	+55 bps	$1,492.89

8 7/8% Debentures due 2022	239753BL9	$21,628,000	5	2.000% due February 15, 2023	1.850%	+80 bps	$1,494.18

9.70% Debentures due 2021	239753BG0	$27,715,000	6	2.000% due February 15, 2023	1.850%	+65 bps	$1,529.47

8.80% Debentures due 2022	239753BM7	$40,830,000	7	2.000% due February 15, 2023	1.850%	+80 bps	$1,494.08

9% Debentures due 2021	239753BJ4	$16,652,000	8	2.000% due February 15, 2023	1.850%	+70 bps	$1,488.66

(1)          Per $1,000 principal amount of Notes.

– more –

Target Corporation Announces Pricing of Pending Maximum Tender Offers – Page 2 of 3

Only Holders of Notes who validly tendered and did not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on March 27, 2013 (such date and time, the “Early Tender Date”) are eligible to receive the “Total Consideration” listed in the table above for Notes accepted for purchase.  Withdrawal rights for the Maximum Tender Offers expired at the Early Tender Date.  Holders of Notes who validly tender their Notes after the Early Tender Date but at or prior to the Maximum Tender Expiration Date will be eligible only to receive an amount equal to the “Late Tender Offer Consideration” for any such Notes accepted for purchase.  The “Late Tender Offer Consideration” for each series of Notes is equal to the Total Consideration for such series less $30 per $1,000 principal amount of such Notes.

Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date Target makes payment in same-day funds for such Notes, which date is anticipated to be April 11, 2013.

Information Relating to the Maximum Tender Offers

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are the lead dealer managers for the Maximum Tender Offers. Holders with questions regarding the Maximum Tender Offers may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or J.P. Morgan Securities LLC at (866) 834-4666 (toll-free) or (212) 834-4811 (collect). Global Bondholder Services Corporation is the tender and information agent for the Maximum Tender Offers and can be contacted at (866) 873-7700 (toll-free) or (212) 430-3774 (collect).

None of Target or its affiliates, their respective boards of directors, the dealer managers, the tender and information agent or the applicable trustee with respect to any Notes is making any recommendation as to whether holders should tender any Notes in response to any of the Maximum Tender Offers, and neither Target nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes. The full details of the Maximum Tender Offers for the Notes, including complete instructions on how to tender Notes, are included in the Tender Offer Documents. Holders are strongly encouraged to read carefully the Tender Offer Documents, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they contain important information.

Target Corporation Announces Pricing of Pending Maximum Tender Offers – Page 3 of 3

Holders may obtain a copy of the Tender Offer Documents, free of charge, from Global Bondholder Services Corporation, the tender and information agent in connection with the Maximum Tender Offers, by calling toll-free at (866) 873-7700 (bankers and brokers can call collect at (212) 430-3774). Holders are urged to carefully read these materials prior to making any decisions with respect to the Maximum Tender Offers.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,808 stores – 1,784 in the United States and 24 in Canada – and at Target.com. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/corporateresponsibility.

For more information, visit Target.com/Pressroom.

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